Exhibit 10.28

ASSIGNMENT AND PURCHASE OF INTELLECTUAL PROPERTY RIGHTS

AGREEMENT

This Assignment and Purchase of Intellectual Property Rights Agreement (the “Agreement”) is made by and among Edward T. Wei, an individual whose address is 480 Grizzly Peak Blvd., Berkeley, CA 94708 (“Wei”), Cragmont Pharmaceuticals, LLC, a Delaware limited liability company, having a place of business at 480 Grizzly Peak Blvd., Berkeley, CA 94708 (“Cragmont”), certain Russian inventors (“Russian Inventors”) and Russian companies (“Russian Companies”) (collectively, the “Russian Assignors”) and all four (Wei; Cragmont; Russian Inventors; Russian Assignors) collectively the “Assignors” and SciClone Pharmaceuticals, Inc., a Delaware corporation, with offices located at 950 Tower Lane, Suite 900, Foster City, California 94404) and SciClone Pharmaceuticals International, Ltd., a Cayman corporation (collectively, the “Assignees”), as of December 28, 2010 (the “Effective Date”).

RECITALS

WHEREAS, the Assignees are engaged in the development of medical products, which may be able to utilize the Assigned Technology (defined below);

WHEREAS, Wei was assigned all rights to certain intellectual property, including but not limited to patent rights, and related technology by the Russian Inventors and the Russian Companies in 1996;

WHEREAS, Wei has assigned the rights to certain of the patents under the Assigned Technology to Cragmont;

WHEREAS, Wei and the Assignees, are parties to an existing license agreement, dated July 28, 1997, under which Wei licensed to Assignees certain rights to that intellectual property and related technology (“License Agreement”);

WHEREAS, the Russian Assignors have from time to time assigned certain related intellectual property to the Assignees;

WHEREAS, Wei and the Assignees desire to terminate the License Agreement and replace it with this Agreement; and

WHEREAS, the Russian Assignors desire to continue to assign to the Assignees additional rights to intellectual property related to the Assigned Technology;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, Assignors and Assignees hereby agree as follows:

1.	Definitions. Capitalized terms shall have the meaning set forth below.

1.1	“Assigned Technology” shall mean the Assigned Patents, plus all improvements thereto developed as of the Effective Date by Wei, Cragmont, the Russian Companies or the Russian Inventors, and all data, studies, know-how, technology, confidential information and other intellectual property rights belonging to Wei, Cragmont, the Russian Companies or the Russian Inventors, that relate to the Assigned Patents.

1.2	“Confidential Information” shall mean any and all proprietary or confidential information of any party hereto that may be exchanged between or among the parties at any time and from time to time in connection with this Agreement. Information shall not be considered confidential to the extent that it:

(i)	is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

(ii)	was known to the receiving party prior to the date of disclosure, which knowledge was acquired independently and not from another party hereto (or such party’s employees or agents); or

(iii)	is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(iv)	has been published by a third party as a matter of right; or

(v)	is developed or acquired totally independent from and without any benefit from any confidential information received from the disclosing party.

1.3	“Assigned Patents” shall mean any and all patent rights licensed under the License Agreement including without any limitation patents and applications described on Exhibit A attached hereto, plus all divisionals, continuations, continuations-in-part, reissues, re-examinations and extensions of the patents or applications described in Exhibit A, together with all corresponding foreign patents, except for those issuing in Russia, and together with all related pending patent applications and inventor’s certificates claiming priority to any patents or patent applications described in Exhibit A, and together with all patents and patent applications covering improvements to the inventions described in the foregoing, filed or issued in any country, except in Russia.

1.4	“Commercial Product” shall mean any product that cannot be manufactured, used or sold without infringing on a valid issued claim of any of the unexpired Assigned Patents.

1.5	“PTO” means the United State Patent and Trademark Office.

1.6	“Russian Inventors” shall mean those individuals who were co-inventors or participants for the conception and development of the Assigned Technology, including but not limited to those inventors listed on Exhibit B.

1.7	“Specified Countries” shall mean the following countries: Australia, Belgium, Canada, Denmark, France, Germany, Japan, Netherlands, Sweden, Switzerland, United Kingdom, United States of America.

2.	Assignments.

2.1	Wei and Cragmont hereby sell, assign, transfer and convey to Assignees the entire worldwide (except as to Russia) right, title and interest in and to the Assigned Technology, with such interest to be held and enjoyed by Assignees as fully and exclusively as they would have been held and enjoyed by Wei and/or Cragmont, as the case may be, had this assignment and transfer not been made.

2.2	The Russian Companies and Russian Inventors hereby acknowledge the sale, assignment, transfer and conveyance of the Assigned Technology to Assignees.

2.3	The Russian Assignors sell, assign, transfer and convey to Assignees the entire worldwide (except as to Russia) right, title and interest in and to the Assigned Technology, to the extent not already assigned to Wei. The Russian Assignors also agrees to sell, assign, transfer and convey to Assignees the entire worldwide (except as to Russia) right, title and interest in and to any and all improvements to the Assigned Technology that may be conceived, developed or reduced to practice by any of the Russian Assignors. Examples of such anticipated improvements include, without limitation: (i) novel synthesis, formulation or delivery of any compounds disclosed in the Assigned Patents as well as their analogs, (ii) new or modified use or application of any compound disclosed in the Assigned Patents (iii) derivatives or analogs of any compounds disclosed in Assigned Patents as well as related formulations, dosage form, or any other compositions of matters.

3.	Compensation.

3.1	Initial Fee. Within five (5) business days after the Effective Date, Assignees shall pay to Edward T. Wei, CEO, Cragmont Pharmaceuticals, LLC (“Wei/Cragmont”) a fee of One Hundred Twenty-Five Thousand Dollars ($125,000).

3.2	Milestone Payment. Within ten (10) business days after either of Assignees receives its first governmental regulatory approval to commercially market and sell a Commercial Product in one of the Specified Countries, Assignees shall pay to Wei/Cragmont a milestone payment of One Million, Seven Hundred Fifty Thousand Dollars ($1,750,000) It is understood and agreed that Assignees shall be obligated to make only one $1,750,000 payment to Wei/Cragmont pursuant to this paragraph regardless of the number of governmental approvals obtained by Assignees to commercially market and sell Commercial Product(s) in one or more of the Specified Countries. It is further understood and agreed that Assignees shall not be obligated to make any payment to Wei/Cragmont pursuant to this paragraph on Assignees receiving governmental approval to commercially market and sell a Commercial Product in any country not included in the list of Specified Countries.

3.3	Compensation for the Russian Assignors. It is agreed by all parties that Wei/Cragmont is solely responsible for compensating the Russian Assignors under a separate agreement between the Russian Assignors and Wei/Cragmont. Wei, Cragmont, and the Russian Assignors hereby agree and acknowledge that the Assignees are not responsible for compensating the Russian Assignors for their obligations under this Agreement.

4.	Representations and Warranties. Wei and Cragmont represent, warrant and covenant that: (i) they are the rightful and sole owners of exclusive worldwide rights (except for those patents and applications issued or filed in Russia) to the Assigned Technology, (ii) the Assigned Technology is not subject to any lien, license, assignment (other than an assignment to Wei or Cragmont), security interest or other encumbrance, (iii) they have made full disclosure to Assignees of all communications with respect to the Assigned Technology with the PTO and any foreign patent agencies, (iv) they have the power and authority to enter into this Agreement and to make the assignments hereunder, and (v) they have no knowledge that the Assigned Technology infringes any patents or other intellectual property rights of third parties, or that any third party is in any way infringing the Assigned Technology covered by this Agreement.

5.	Confidential Information. The parties hereto agree that during the term of the assignment obligations of the Russian Assignors under this Agreement, and for a period of five (5) years thereafter, a party receiving Confidential Information of another party will, excepting only to the extent needed in connection with the performance of this Agreement, (i) maintain in confidence such Confidential Information, (2) not disclose such Confidential Information to any third party without prior written consent of the other party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

6.	Patent Matters; Improvements.

6.1	Patent Prosecution, Maintenance, Defense and Enforcement. The Russian Assignors shall timely inform Assignees of all discoveries and inventions that may constitute improvements to the Assigned Technology and shall assist Assignees and patent counsel retained by Assignees as necessary to accomplish any patent prosecution, maintenance, defense or enforcement of the Assigned Technology and improvements thereof, and shall further sign all documents that may be reasonably necessary to enable Assignees to prosecute, maintain, defend or enforce all patent matters related thereto.

6.2	Ownership. The worldwide (except as to Russia) patents and patent applications for all improvements assigned under Section 2.3 shall be owned solely by Assignees, and the Russian Assignors hereby agree to sign all necessary documents to perfect such rights of Assignees.

7.	Termination of License Agreement. On the Effective Date of this Agreement, the License Agreement shall be terminated and the parties thereto shall have no further obligations thereunder (including specifically the milestone and royalty obligations), except as provided in Section 11.6 thereunder with respect to confidentiality obligations.

8.	General.

8.1	Independent Contractors. The relationship among the parties hereto is that of independent contractors. The parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. The parties shall have no power to bind or obligate each other in any manner, other than as expressly set forth in this Agreement or other agreements.

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8.2	Arbitration. Any matter or disagreement arising under this Agreement shall be submitted for decision to a single neutral arbitrator with expertise in the subject matter to be arbitrated. The arbitrator shall be agreed on by the parties to the dispute. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association. The decision rendered by the arbitrator shall be final and binding. Judgment on the award may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Santa Clara County, California, or such other place as may be mutually agreed on in writing by the parties to the dispute. Notwithstanding this arbitration provision, nothing herein shall prevent a party from seeking injunctive relief in a court of competent jurisdiction with respect to any alleged infringement of intellectual property by another party.

8.3	Entire Agreement; Modifications. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof. Amendments or modifications to this Agreement may be made only by a written document signed by the parties to which the rights and obligations to be modified pertain.

8.4	Headings. The headings of the several sections are inserted for convenience of reference and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

8.5	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, United States of America, without regard to conflicts of law rules.

8.6	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by them when entering this Agreement may be realized.

8.7	No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

8.8	Notices. Any notices required by this Agreement shall be in writing, shall refer to this Agreement and shall be sent by registered or certified mail, postage prepaid, or by facsimile, charges prepaid, or by overnight courier, charges prepaid to the addresses set forth below, unless later changed by written notice to the other parties:

For Assignees:	SciClone Pharmaceuticals, Inc.
950 Tower Lane, Suite 900
Foster City, CA 94404 USA
Attention: Chief Financial Officer
Fax No.: (650) 358-3469

For Wei and Cragmont:	Edward T. Wei
480 Grizzly Peak Blvd.
Berkeley, CA 94708
Fax No.: (510) 524-9040

For Russian Companies and Russian Inventors:	Verta Ltd.
Alexander A. Kolobov, Director
265, apt.102, Primorskoe shosse,
Sestroretsk, 197706, Russia
Tel: +7 812 434 61 39
Email: indolicidin@mail.ru

Cytokin Ltd.
Andrey S. Simbirtsev, Director
34-1. apt.123, 2-nd Murinsky Pr.,
St.-Petersburg, 194021, Russia
Tel: +7 921 918 12 17
Email: simbas@mail.ru

8.9	Binding on Successors and Assigns. This Agreement shall be binding on and inure to the benefit of any successors in interest and assigns of the parties.

8.10	Interpretation of Agreement. Each of the parties hereto has reviewed the terms of this Agreement with such party’s counsel. Therefore, notwithstanding Section 1654 of the California Civil Code, the terms of this Agreement shall not be interpreted against either party in the event of any uncertainty with regard to the language of this Agreement.

8.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Signatures may be transmitted by facsimile or email.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

EDWARD T. WEI:		SCICLONE PHARMACEUTICALS, INC.:

/s/ Edward T. Wei		By:	/s/ F. Blobel

		Name:	Friedhelm Blobel

		Title:	CEO and President

CRAGMONT PHARMACEUTICALS, LLC:		SCICLONE PHARMACEUTICALS: INTERNATIONAL, LTD.

By:	/s/ Edward T. Wei	By:	/s/ Hans P. Schmid

Name:	Edward T. Wei	Name:	Hans P. Schmid

Title:	CEO	Title:	President & Managing Director

“RUSSIAN COMPANIES”

VERTA LTD.:			CYTOKIN LTD.:

By:	/s/ A. Kolobov	By:	/s/ A. Simbirtsey

Name:	Alexander A. Kolobov	Name:	Andrey S. Simbirtsev

Title:	Director`	Title:	Director

EXHIBIT A

Patent/Application No.	Filing Date	Country
5,744,452	Apr-18-1996	United States of America
PCT/US1996/017913	Nov-13-1996	PCT
5,916,878	Feb-27-1998	United States of America
754876	Dec-22-1998	Australia
PI 9814472-3	Dec-22-1998	Brazil
2,316,310	Dec-22-1998	Canada
1042286	Dec-22-1998	Switzerland
ZL 98813799.2	Dec-22-1998	China
1042286	Dec-22-1998	European Patent Office
01102289.5	Dec-22-1998	Hong Kong
136937	Dec-22-1998	Israel
4536918	Dec-22-1998	Japan
10-0602529	Dec-22-1998	Republic of Korea
PA/a/2000/006369	Dec-22-1998	Mexico
317256	Dec-22-1998	Norway
505489	Dec-22-1998	New Zealand
2000/01871	Dec-22-1998	Turkey
PCT/US1998/027291	Dec-22-1998	PCT
10-0623104	Dec-22-1998	Republic of Korea
1042286	Dec-22-1998	Austria
1042286	Dec-22-1998	Cyprus
1042286	Dec-22-1998	Germany
1042286	Dec-22-1998	Denmark
1042286	Dec-22-1998	Spain
1042286	Dec-22-1998	Finland
1042286	Dec-22-1998	France
1042286	Dec-22-1998	United Kingdom
1042286	Dec-22-1998	Greece
1042286	Dec-22-1998	Ireland
1042286	Dec-22-1998	Italy
1042286	Dec-22-1998	Luxembourg
1042286	Dec-22-1998	Monaco
1042286	Dec-22-1998	Netherlands
1042286	Dec-22-1998	Portugal
1042286	Dec-22-1998	Sweden
1042286	Dec-22-1998	Belgium

EXHIBIT B

Russian Inventors

	/s/ A. Kolobov	/s/ A. Simbirtsey

	Alexander A. Kolobov	Audrey S. Simbirtsev
Tel:	265, apt.102, Primorskoe shosse, Sestroretsk, 197706, Russia +7 812 434 61 39 indolicidin@mail.ru	34-1. apt.123, 2-nd Murinsky Pr., St.-Petersburg, 194021, Russia Tel: +7 921 918 12 17 simbas@mail.ru